Exhibit 10.3

General Release Agreement

THIS GENERAL RELEASE AGREEMENT (this “Release Agreement”) is entered into by and between John Maduri (“Executive”) and Frontier Communications Corporation, and its subsidiary and affiliate corporations (collectively, the “Company”), with reference to the following facts:

1.    Separation from Service. Executive and the Company hereby acknowledge and agree that Executive’s employment with the Company terminated on September 4, 2020 (the “Separation Date”). The Separation Date shall be deemed to be the date of separation from service, and the date that employment ends, for purposes of the letter agreement, dated as of September 18, 2019 (the “Letter Agreement”), by and between Executive and the Company, and any applicable employee benefit plans or programs. Executive further acknowledges and agrees that, effective on the Separation Date and by virtue of executing this Release Agreement, and without any further action by Executive, Executive hereby resigns Executive’s position as Executive Vice President and Chief Customer Officer of the Company and as a director, manager, officer, or any other position with, the Company or any of its affiliates. In addition, the Company and Executive each hereby waive the requirement under the Letter Agreement that any termination of employment be communicated with 60 days’ advance notice.

2.    Separation Payments. In full satisfaction of the Company’s obligations under the Letter Agreement and any applicable employee benefit plans or programs and subject to Section 3, the Company will pay or provide to Executive the following:

(a)    (i) Executive’s base salary through the Separation Date, with any unpaid portion payable in cash as soon as practicable following the Separation Date; and (ii) any accrued but unpaid vacation of Executive as of the Separation Date (payable in accordance with the terms of the Company’s vacation policy).

(b)    An amount in cash equal to $715,753.43 (representing Executive’s annual base salary as in effect on the Separation Date plus 53 days’ worth of such annual base salary payable in lieu of notice), of which (i) $194,610 shall be paid on the Company’s first regularly scheduled payroll date following the end of the Revocation Period (as defined below); and (ii) $521,143.43 shall be paid on the Company’s first regularly scheduled payroll date following the effective date of the Company’s Plan of Reorganization. For purposes hereof, “Plan of Reorganization” means the Fifth Amended Joint Plan of Reorganization of Frontier Communications Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 984] (as modified, amended, or supplemented from time to time). Executive’s claim as to such payment will be treated in accordance with the Plan of Reorganization as approved by the Findings of Fact, Conclusions of Law, and Order Confirming the Fifth Amended Joint Plan of Reorganization of Frontier Communications Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1005].

(c)    Upon the expiration of the Revocation Period, the repayment provisions with respect to Executive’s (i) 2019 and 2020 prepaid retention awards, (ii) 2019 performance awards, and (iii) 2020 performance-based incentive plan awards paid to date shall, in accordance with the applicable agreements, cease to be in effect as a result of Executive’s termination without “cause” (as defined in the applicable agreement) and no repayment of such awards will be required. For the avoidance of doubt, Executive shall not be required to repay any money to Company with respect to his 2017–2020 compensation arrangements.

(d)    An amount in cash equal to $240,060.42, representing the deferred portion of Executive’s performance-based incentive plan awards for the first and second quarters of 2020, which amount shall be paid in cash in a lump sum on the first regularly scheduled payroll date following the end of the Revocation Period.

(e)    Subject to Executive’s (i) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers Executive and Executive’s eligible dependents for a period of three months at the Company’s expense; provided that the Company may modify such continuation coverage to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

Any unvested restricted stock awards and long-term incentive program awards held by Executive will be forfeited in accordance with their terms.

3.    Payment Contingent upon Release.

Executive understands that the Company’s obligation to make the payments provided for in Sections 2(b) through 2(e) is conditioned upon Executive’s execution of this Release Agreement within 45 days after the Separation Date and non-revocation of this Release Agreement in accordance with the terms hereof.

4.    General Releases.

In consideration of the Company’s execution of this Release Agreement and of the payments and benefits provided for in Sections 2(b) through 2(e), which Executive acknowledges is adequate consideration, Executive, on behalf of Executive’s heirs, successors, assigns, executors, and representatives of any kind, releases and forever discharges the Company, its subsidiaries, affiliates, and divisions, and all their past, present, and future employees, directors, officers, agents, stockholders, insurers, attorneys, employee benefit plans and plan fiduciaries, executors, successors, assigns, and other representatives of any kind in their capacities as such (referred to in this Release Agreement collectively as “Released Parties”) from any and all claims, charges, demands, liabilities, or causes of action of any kind, known or unknown, arising through the date Executive executes this Release Agreement, including, but not limited to, any claims, liabilities, or causes of action of any kind arising in connection with Executive’s employment or termination of employment with the Company. Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from the Company or any of the other Released Parties, except that nothing in this Release Agreement shall affect any rights Executive may have under: (a) this Release Agreement; or (b) any funded retirement or 401(k) plan of the Company. Without limitation, Executive waives any right or claim to reinstatement of Executive’s employment with the Company, although Executive may be reemployed by mutual agreement of the parties hereto. The claims that Executive is releasing include, but are not limited to: claims for wrongful discharge; constructive discharge; breach of contract; tortious interference with contract; unlawful terms and conditions of employment; retaliation; defamation; invasion of privacy; unlawful conspiracy; discrimination and/or harassment, including any discrimination and/or harassment claim arising under the Age Discrimination In Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Federal Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Connecticut Human Rights & Opportunities Law, Conn. Gen. Stat. § 46a-60 et seq.; Connecticut Wage and Hour Laws, the Connecticut Wage Payment Law, Conn. Gen. Stat. §§ 31-71a et seq.; and the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. §§ 31-51kk et seq., all as amended; any other federal, state, or local constitutional provision, statute, executive order, and/or ordinance relating to employment, or other civil rights violations; and, except as expressly set forth in Section 2, any claim for any severance and/or other benefits, any bonus for any year; any rights or benefits under the Company’s long-term incentive programs, including, without limitation, all shares of unvested restricted stock and all performance shares that would or might, absent Executive’s termination, have vested or become issuable to Executive at dates after the Separation Date; and any other claims whether based on contract or tort.

Executive hereby expressly waives any rights Executive may have under any statute or common law principle concerning the release of claims and potential claims that Executive does not know or suspect to exist in Executive’s favor at the time of executing this Release Agreement, which if known to Executive must or might have materially affected Executive’s settlement with the Company. Furthermore, Executive acknowledges that

Executive intends these consequences even as to claims for damages that may exist as of the date of this Release Agreement but which Executive does not know exist, and which, if known, would materially affect Executive’s decision to execute this Release Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause. Executive acknowledges that if any fact with respect to any matter covered by the Release Agreement is later found to be other than or different from the facts now believed by Executive to be true, the Release Agreement will be and remain in effect, notwithstanding such different facts.

5.    No Other Proceedings.

Executive represents and covenants that Executive has not and will not file or join in any action, charge, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties (other than pursuing a claim for unemployment compensation benefits to which Executive may be entitled) with respect to any claim that is released in this Release Agreement, including any matter arising out of or in connection with Executive’s employment with the Company or the termination of that employment. Executive covenants and agrees that this Section 5 may be raised as a complete bar to any such action, charge, claim, complaint, lawsuit, or proceeding.

Should Executive file or join (or have filed or have joined) in any action, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties, based on any claim that Executive has released, or should such an action, claim, complaint, lawsuit, or proceeding be filed on Executive’s behalf, Executive agrees to withdraw, dismiss, or cause to be withdrawn or dismissed, with prejudice, any such action, claim, complaint, lawsuit, or proceeding of any kind that is pending in any federal, state, or local agency or court. If Executive breaks this promise and files or joins (or has filed or has joined) in any action, claim, complaint, lawsuit, or proceeding based on any claim that Executive has released, then Executive will pay for all costs the Company or any of the other Released Parties incurs in defending against Executive’s claim, including reasonable attorneys’ fees, unless prohibited by law.

For the avoidance of doubt, this Release Agreement does not affect or limit any claims that, under controlling law, may not be released by private agreement, including, without limitation, (a) any claims under workers’ compensation laws; or (b) the right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency, or with the National Labor Relations Board, or to provide information to or assist such agency in any proceeding; provided,  however, that Executive agrees that by signing this Release Agreement, Executive specifically waives Executive’s right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other state or local agency under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, or any other federal, state, or local discrimination law, regardless of whether such claim or suit is brought by Executive or on Executive’s behalf, except where prohibited by law. In addition, nothing in this Release Agreement is intended to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, nor is Executive required to notify the Company that Executive has made such reports or disclosures.

Additionally, nothing in this Release Agreement shall limit or restrict Executive’s right under the ADEA to challenge the validity of this Release Agreement in a court of law. However, Executive nevertheless understands that in any suit brought solely under the ADEA, Executive will not be entitled to any damages or other relief unless this Release Agreement and the waivers contained in it were deemed to be unlawful or otherwise invalid.

6.    No Sale of Claim.

Executive represents that Executive has not given or sold any portion of any claim discussed in this Release Agreement to anyone else.

7.    Cooperation.

From and after the Separation Date, Executive agrees to reasonably cooperate with the Company and its financial and legal advisors when and as the Company requests in connection with any claims, investigations, or other proceedings involving the Company with respect to matters occurring while Executive was employed by the Company; provided,  however, that Executive shall have no such obligation with respect to claims, investigations, or other proceedings commenced after the second anniversary of the Separation Date. Executive shall receive no additional compensation for rendering such services pursuant to this Section 7, except that the Company will reimburse Executive at Executive’s then-prevailing hourly rate for the time expended by Executive in rendering such services and for reasonable expenses incurred in connection with such cooperation.

8.    Effect of Breach.

If Executive breaches any of Executive’s promises or obligations contained in the Letter Agreement or this Release Agreement, then the Company has the right to immediately stop making the payments described in the Letter Agreement and to seek repayment of payments already made pursuant to the Letter Agreement (except to the extent, if any, prohibited by applicable law). If the Company exercises its rights under this Section 8 to stop making the payments described in the Letter Agreement, then Executive will continue to be obligated to comply with all Executive’s promises and obligations contained in the Letter Agreement and in this Release Agreement. Additionally, if the Company exercises its rights under this Section 8 to stop making the payments described in the Letter Agreement, then the Company will also have the right to pursue all additional rights it has against Executive pursuant to the Letter Agreement or this Release Agreement, as well as any and all other legal rights it may have against Executive for breaching any of Executive’s promises or obligations in the Letter Agreement or this Release Agreement.

9.    Arbitration.

The parties agree that any disputes regarding any rights or obligations pursuant to the Letter Agreement or this Release Agreement shall be resolved by final and binding arbitration pursuant to the Employment Rules of the American Arbitration Association, except that the Company may seek injunctive relief to enforce any restrictive covenants in the Letter Agreement or this Release Agreement in any court of competent jurisdiction. Any arbitration hearing must be conducted in Fairfield County, Connecticut, and shall be a confidential and private proceeding.

10.    Enforcement.

If any arbitrator or court of competent jurisdiction determines that Executive or the Company has violated any of Executive’s or the Company’s respective promises or obligations contained in the Letter Agreement or this Release Agreement, then the injured party shall be entitled to recover, in addition to its damages, all costs and expenses incurred in its enforcement efforts, including actual attorneys’ fees, from the violating party. In addition, the parties acknowledge and agree that a breach by a party of any of its promises or obligations contained in the Letter Agreement or this Release Agreement shall cause the other party irreparable harm and that the other party and its affiliates shall be entitled to seek injunctive relief, in addition to damages, for any such breach.

11.    Taxes.

Executive recognizes that the payments and benefits provided under this Release Agreement will result in taxable income to Executive that the Company will report to appropriate taxing authorities. The Company shall have the right to deduct from any payment made under this Release Agreement any federal, state, local, or other income, employment, Social Security, Medicare, or other taxes it determines are required by law to be withheld with respect to such payments and benefits, as well as any applicable payroll deductions.

It is intended that this Release Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or “separation pay” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Release Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Release Agreement.

12.    Consultation with Counsel.

Executive acknowledges that Executive has been advised, in this writing, to consult with an attorney of Executive’s choice prior to signing this Release Agreement and that Executive has signed this Release Agreement knowingly, voluntarily, and freely, and with such counsel (if any) as Executive deemed appropriate. Executive understands, however, that whether or not to consult with an attorney is Executive’s decision. Executive agrees that, except as set forth in the paragraph entitled “Indemnification” under the Letter Agreement, the Company shall not be required to pay any of Executive’s attorneys’ fees in this or any related matter or lawsuit, now or later, and that the amounts payable under this Release Agreement are in full and complete payment of all matters between Executive and the Company, including, without limitation, attorneys’ fees and costs.

13.    Right to Revoke Release Agreement.

Executive acknowledges that Executive has been provided with a period of 45 days in which to consider whether or not to enter into this Release Agreement. Executive further acknowledges that Executive has been advised of Executive’s right to revoke this Release Agreement during the seven-day period following execution of this Release Agreement (the “Revocation Period”). To revoke, Executive must give the Company written notice of Executive’s revocation within the Revocation Period. Any revocation must state “I hereby revoke my acceptance of my Release Agreement.” The revocation must be personally delivered or mailed to the Company representative noted in Section 17 and received by such Company representative prior to the expiration of the Revocation Period. If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in Connecticut, then the Revocation Period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday. This Release Agreement shall not become effective or enforceable, and the consideration described in the Letter Agreement shall not be payable, until the Revocation Period has expired without such revocation having been given.

14.    Effective Date of Release Agreement.

This Release Agreement becomes effective on the day immediately following the day on which the Revocation Period ends; provided that Executive has not revoked this Release Agreement pursuant to Section 13. After Executive signs and dates the Release Agreement, Executive must return the Release Agreement to the Company representative noted in Section 17.

15.    No Reliance.

The parties acknowledge that they execute this Release Agreement in reliance on their own personal knowledge, and are not relying on any representation or promise made by any other party that is not contained in this Release Agreement.

16.    Entire Agreement.

This Release Agreement contains the entire agreement between the parties concerning the subject matter of this Release Agreement and supersedes all prior negotiations, agreements, or understandings between the parties, except that any obligations of Executive to the Company under the Letter Agreement shall survive the execution of this Release Agreement and continue in full force and effect. No promises or oral or written statements have been made to Executive other than those in the Letter Agreement and this Release Agreement. If any portion of this Release Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. Executive agrees that the Company is entitled to cease severance payments and any other benefit set forth in this Release Agreement, and recover its prior payment of the same if an arbitrator or court of competent jurisdiction determines that any portion of the release contained in this Release Agreement is unenforceable.

17.    Notice.

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer and Chief Legal Officer. Any party may serve process in any matter relating to this Release Agreement in the same manner.

18.    Governing Law.

This Release Agreement shall be governed by the substantive laws of the State of Connecticut without regard to conflicts of law principles.

19.    Counterpart Signatures.

If the Company and Executive sign this Release Agreement in counterparts, each will be deemed the original but all counterparts taken together will constitute one instrument.

20.    Headings.

All descriptive headings of sections in this Release Agreement are intended solely for convenience, and no provision of this Release Agreement is to be construed by reference to any such heading.

21.    Inducement.

To induce the Company to provide Executive the consideration recited in this Release Agreement, Executive voluntarily executes this Release Agreement, acknowledges that the only consideration for executing this Release Agreement is that recited in this Release Agreement, and that no other promise, inducement, threat, agreement, or understanding of any kind has been made by anyone to cause Executive to execute this Release Agreement. Executive acknowledges and agrees that the consideration recited in this Release Agreement is more than the Company is required to deliver under its policies and procedures, and that any additional consideration is delivered in consideration for Executive signing this Release Agreement.

Executive agrees that Executive has read and understands this Release Agreement, including the release of claims, and fully understands its terms.

Executive understands this Release Agreement contains a final release of all known and unknown claims and that Executive can make no further claim of any kind against the Company or any of the other released parties arising out of actions occurring through the date that Executive executes this Release Agreement.

Executive acknowledges that Executive has been advised to consult with an attorney prior to signing this Release Agreement and has had an opportunity to review this Release Agreement with an attorney.

Executive acknowledges that Executive is entering into this Release Agreement knowingly and voluntarily and without any coercion.

Executive further acknowledges that Executive has had 45 days to consider this Release Agreement. If Executive signs this Release Agreement prior to the expiration of the 45 days, Executive agrees that Executive does so voluntarily and of Executive’s own free will.

(signature page follows)

In witness whereof, each of the parties has executed this Release Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

FRONTIER COMMUNICATIONS CORPORATION

By: /s/ Mark D. Nielsen

Name:  Mark D. Nielsen
      Title:  EVP, Chief Legal Officer

Date: September 11, 2020

EXECUTIVE

/s/ John Maduri
John Maduri

Date: September 10, 2020

[Signature Page to Release Agreement]